Exhibit 24.2

POWER OF ATTORNEY

BE IT KNOWN that the undersigned, Wilmington Trust Company, a Delaware banking corporation, acting not in its individual capacity but solely as trustee (the “ALBI Trustee”) of ALBI Trust (the “Trust”), a Delaware statutory trust, and as UTI Trustee and Administrative Trustee (in either such capacity, the “ALC Trustee,” and together in its capacity as ALBI Trustee, the “Trustee”) of ALC Leasing Ltd. (the “Titling Trust”) does hereby nominate, constitute and appoint AmeriCredit Financial Services, Inc. as its true and lawful representative and attorney-in-fact, with full power and authority in its name, place and stead to make, execute, sign, acknowledge, deliver and swear to on behalf of the Trustee, the Titling Trust or the Trust, as UTI Beneficiary of the Titling Trust, any and all documents relating to the performance by the Trustee, the Titling Trust or the Trust, as UTI Beneficiary of the Titling Trust, of its duties under the Trust Agreement, dated as of August 31, 2006 (the “Titling Trust Agreement”), between the Trust and Wilmington Trust Company, as ALC Trustee and Delaware Trustee.

The rights, powers, and authority of AmeriCredit Financial Services, Inc., as granted by this instrument, shall commence and be in full force and effect as of the date of this Power of Attorney, and shall remain in full force and effect until the purposes of this appointment and authorization be accomplished, or until the Trustee gives notice that such rights, powers and authority are terminated, whichever shall earlier occur. This Power of Attorney shall not be affected by the dissolution or termination of the Trustee.

This Power of Attorney shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, Wilmington Trust Company, not in its individual capacity, but solely as Trustee, intending to be legally bound hereby, has duly executed this instrument.

Dated as of June 26, 2007

Wilmington Trust Company,
not in its individual capacity but solely as
Trustee of ALBI Trust, the Initial Beneficiary of
ALC Leasing Ltd.

By:	/s/ Jennifer A. Luce
Name:	Jennifer A. Luce
Title:	Sr. Financial Services Officer

STATE OF DELAWARE	}
} :SS
COUNTY OF NEW CASTLE	}

This instrument was acknowledged before me on the 26th day of June, 2007, by Jennifer A. Luce, a Senior Financial Services Officer of Wilmington Trust Company.

/s/ Susanne M. Gula
Notary Public
My Commission Expires:

SUSANNE M. GULA
Notary Public - State of Delaware
My Comm. Expires Nov. 21, 2007